EXHIBIT 99.2

NEOSE TECHNOLOGIES ANNOUNCES RESTRUCTURING OF OPERATIONS

PROVIDES UPDATE ON CORPORATE OBJECTIVES

HORSHAM, PA, August 4, 2005 — Neose Technologies, Inc. (NasdaqNM: NTEC) today announced that it has implemented a restructuring of operations and updated its key operational objectives.

The restructuring has been implemented to enable an enhanced focus by the Company on next-generation proteins, to allow for the anticipated transfer of production of proteins and reagents to its collaborative partners and contract manufacturers now that its programs are more mature, and to reduce cash burn. These actions are supplementary to previously announced actions to reduce executive cash-based compensation for 2005 and capital spending. Upon completion of the restructuring, Neose will have reduced the size of its workforce by approximately 25% since the end of the first quarter.

“While necessary to allow us to continue to develop our proprietary protein therapeutic candidates, this is a painful decision,” said C. Boyd Clarke, Neose’s president, chief executive officer, and chairman. “The employees affected by this restructuring have contributed significantly to the Company, and we will miss working with them. While we continue to be confident about the prospects of NE-180 and are sustaining our guidance provided last month, we have reached the stage of our evolution where we have an over-capacity relative to the near-term requirements of our protein product pipeline.  Consistent with our development plan for NE-180, we have begun to identify potential suppliers of NE-180 in Europe to begin the scale-up required for supply of material for Phase III clinical trials and commercial launch. We would expect substantially all of those activities to occur during 2006 and 2007, once the FDA has cleared us to commence clinical trials, and assuming the data emerging from those Phase I and II clinical trials are positive. The savings generated by this restructuring should allow us to go further in the development of NE-180 before it would be obligatory to partner this program,” continued Clarke.

As part of the restructuring, the Company will centralize its research activities in Horsham, Pennsylvania by ending operations in its leased San Diego facility. In addition, as a component of the Company’s enhanced focus on the use of its GlycoAdvance® and GlycoPEGylation™ technologies to develop next-generation proteins, the Company has decided to pursue divestiture or cessation of development of certain components of its technology that are not fundamental to its protein-based strategy, including the potential spin-out of its glycolipids program. This program, while still early in research, has generated promising leads for the treatment of Parkinson’s disease and other central nervous system diseases.

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Following the manufacture of Phase II clinical material of NE-180, expected to be completed during the third quarter of 2005, the Company’s requirements for internally manufactured products will be substantially lower than the capacity of its 24,000 square-foot pilot manufacturing facility. Therefore, the Company will evaluate alternatives relative to its current headquarters and pilot manufacturing facility, which the Company owns subject to a mortgage, including the potential disposition of the facility and further consolidation of its research, development and administrative operations into a currently leased facility that is also located in Horsham. As a result of the restructuring, the Company expects to record, during the second half of 2005, non-cash property and equipment impairment charges, which the Company is unable to estimate at this time.

After achieving the full benefits of the restructuring during the fourth quarter of 2005, the Company expects to realize annualized savings of between $6 million and $8 million. Net cash utilization for the second half of 2005 is expected to average approximately $9 million per quarter, which includes the cash effect of restructuring costs and does not take into account any new partnering activities, compared to an average net cash utilization during the first half of 2005 of approximately $10.5 million per quarter, excluding the effect of proceeds from equity issuances and purchases of marketable securities. The Company estimates that it will incur cash restructuring costs of approximately $1.8 million, most of which will be reflected in its operating results during the third quarter of 2005.

Commenting on the Company’s operational objectives, Mr. Clarke said, “While we have not received a formal written communication from the FDA concerning NE-180, we continue to believe that initiation of our Phase I clinical trial will be delayed by at least one quarter. As for our GlycoPEG-GCSF program, we are in the process of reviewing the preclinical development and regulatory filing timeline, as well as the evolving regulatory landscape in Europe, with BioGeneriX AG, our collaborative partner. Although the regulatory strategy is still being finalized, we believe it is prudent to modify until the first quarter of 2006 the timing for a regulatory submission in a European country.  All other objectives are on track.  Indeed, we are able to confirm that early preclinical work has demonstrated that the Company’s version of a long-acting alpha-interferon has a preclinical profile similar to the current market leader, PEGasys®.  We will be using this data in discussions with potential partners for this program.”

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Conference Call

The Company will host a conference call at 5:00 p.m. (EDT) on August 4, 2005, to discuss the second quarter financial results and update investors on company developments.  The dial-in number for domestic callers is (888) 202-2422. The dial-in number for international callers is (913) 981-5592.  A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 4009646. The replay number for international callers is (719) 457-0820, also using the passcode 4009646.  Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins.  Neose uses its GlycoAdvance® and GlycoPEGylation™ technologies to develop improved versions of drugs with proven safety and efficacy.  Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others.  It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties.  Neose’s first two proprietary candidates are NE-180 (GlycoPEG-EPO), a long-acting version of erythropoietin, and GlycoPEG-GCSF, a long-acting version of granulocyte colony stimulating factor (G-CSF).

CONTACTS:

Neose Technologies, Inc.
A. Brian Davis
Sr. Vice President and Chief Financial Officer
(215) 315-9000
Barbara Krauter
Manager, Investor Relations
(215) 315-9004

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding our business that are not historical facts, including, but not limited to, statements regarding our restructuring and the timing and amount of restructuring charges, write-downs and impairment charges that we expect to incur in connection with the

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restructuring, are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that we will not receive clearance from the FDA to initiate a Phase I clinical trial for NE-180, the risk that we will not meet our preclinical development timelines for our proprietary drug candidates, including GlycoPEG-GCSF, and the risk that we will incur unexpected charges or will have unexpected expenditures related to the restructuring upon the completion of further analysis with respect to the restructuring generally and our assets specifically .  For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2004, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.

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